Exhibit 12
                                                              ----------

                      CONSOLIDATED RAIL CORPORATION
                      -----------------------------
         COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
         ------------------------------------------------------
[CAPTION]
                             ($ In Millions)

                                          Quarters           Six Months
                                           Ended               Ended
                                          June 30,            June 30,
                                        --------------      -------------
                                        1996      1995      1996     1995
                                        ----      ----      ----     ----

Earnings
- --------
  Pre-tax income                        $ 34      $163      $ 81     $255
    Add:
     Interest expense                     44        48        88       94
     Rental expense interest factor       13        16        28       30
    Less equity in undistributed
     losses of 20%-50% owned companies    (3)       (4)       (7)      (9)
                                        ----      ----      ----     ----
Earnings available for fixed charges    $ 88      $223      $190     $370
                                        ====      ====      ====     ====

Fixed charges
- -------------
  Interest expense                        44        48        88       94
  Rental expense interest factor          13        16        28       30
                                        ----      ----      ----     ----
Fixed charges                           $ 57      $ 64      $116     $124
                                        ====      ====      ====     ====

Ratio of earnings to fixed charges      1.54x     3.48x     1.64x    2.98x



For purposes of computing the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

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